Exhibit 1

(Translation)
To whom it may concern
March 4, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Change in a Subsidiary
     NIS GROUP CO., LTD. (the “Company”) hereby announces that as a result of an issuance of the new shares by APREK CO., LTD.(Location: Kita-kyushu city, Fukuoka prefecture, Jasdaq listing: 8489, Representative: President and Representative Director, Hiroshi Akuta, “APREK”), a consolidated subsidiary of the Company, through a third party allotment to Incubator Bank of Japan, Limited, Chusho-Kigyo Hosho Kikoh Co., Ltd. and SBG Co., Ltd., APREK is no longer a consolidated subsidiary of the Company and has become an affiliate accounted for under the equity method, as described below.

1.	Reason for Change
     The Company acquired shares of APREK in November 2005 by way of a tender offer bid. APREK became the Company’s consolidated subsidiary in December 2005, and has expanded its funding services mainly to small and medium-sized enterprises and proprietors in Kyushu region.
     However, the recent environment surrounding the moneylending industry has become harsher. In this environment, since November 2007, APREK has been trying to rebuild its business structure for better management, through capital increase by allotment of new shares to a third party, implementation of a voluntary retirement program, and branch closures.
     As part of measures for improvement of management and increase in corporate value, APREK has negotiated with a number of companies, seeking business partners who can help APREK achieve a radical reform of its business structure through credit enhancement by capital increase and creation of new business opportunities. As a result of this, APREK issued new shares in an aggregate amount of 787,000,000 yen to the above subscribers, and completed the settlement today.
     Since the proportion of the Company’s voting rights in APREK changed from 81.55% to 39.83% as a result of the settlement, APREK is no longer the Company’s consolidated subsidiary and has become an affiliate accounted for under the equity method, as of March 4, 2008.

2.	Outline of APREK

(1) Name:	APREK CO., LTD.

(2) Representative:	Hiroshi Akuta

(3) Location:	3-31, Bashaku 3-chome, Kokura-kita word, Kita-kyushu city, Fukuoka prefecture Japan

(4) Establishment:	March 1, 1974

(5) Business:	Integrated financial services business

(6) Fiscal year end:	March 31

(7) Employees:	24 employees (as of March 4, 2008)

(8) Capital amount:	1,126,399,000 yen (as of March 4, 2008)

3.	Future Projections
     While the Company expects that the effect of the abovementioned change in a subsidiary on the Company’s performance for the fiscal year ending March 31, 2008 will be minor, the Company will provide a guarantee of loans receivables and indemnification of excess interest repayments for APREK on and after March 4, 2008. In the case that the effect impacts the financial forecasts for the fiscal year ending March 31, 2008, the Company will announce the effect as soon as it becomes clear.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.